AMENDED AND RESTATED INDEPENDENT CONTRACTOR AGREEMENT

This second Amended and Restated Independent Contractor Agreement (this “Agreement”) is effective as of June I, 2020 (the “Effective Date”) between NeoVolta Inc., a Nevada corporation, with its principal place of business located at 13370 Kirkham Way, Poway CA 92064, and any and all of its successors, assigns, affiliates, and subsidiaries, (the “Company”) and Canmore International Incorporated, a Wyoming corporation with its principle place of business located at 1621 Central Avenue, Cheyenne Wyoming 82001 (the “Contractor”).

WHEREAS, the Contractor served as a contractor to the Company pursuant to that certain Independent Contractor Agreement, dated as of May l, 2018, between the Contractor and the Company (the “Original Contractor Agreement”);

WHEREAS, the Company and Contractor previously amended and restated the Original Contractor Agreement effective January 1, 2019 (“First Amended and Restated Agreement”); and

WHEREAS, the Company and Contractor now both desire to amend and restate the First Amended and Restated Agreement in favor of this Agreement for Company to retain Contractor, and the parties desire to enter into this Agreement embodying the terms of such retention.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the parties contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.Independent Contractor. Subject to the terms and conditions of this Agreement, including Addendum A hereof, the Company hereby engages the Contractor as an independent contractor to perform the services set forth herein, and the Contractor hereby accepts such engagement.

2.Services and Duties. The Contractor will perform the duties enumerated in Addendum A to this Agreement. The services and duties will be performed by Brent Willson (“Willson”) on behalf of the Contractor.

3.Term. The term of this Agreement shall commence upon the Effective Date and, unless otherwise terminated in accordance with the terms hereof, continue in full force and effect for two (2) years and shall thereafter continue for additional one (1) year periods unless the Company gives Contractor not less than one (1) month prior written notice of non-renewal (the “Term”).

4.Compensation. The following shall serve as compensation to the Contractor, for all duties, services and positions commencing on the Effective Date:

a.Cash. Company agrees to pay to Contractor for his services hereunder $4,167 per month on the final day of each month.

b.Common Shares. Contractor shall be entitled to receive up to 2,250,000 shares (“Shares”) upon achieving the milestones set forth in Addendum A.

5.Expenses. During the Term, the Contractor shall bill the Company and the Company shall reimburse the Contractor for certain pre-approved and necessary out-of-pocket expenses which are incurred in connection with the performance of the Services hereunder. Notwithstanding the foregoing, (a) costs for the time spent by Contractor in traveling to and from Company facilities and events, and (b) expenses related to general, administrative or other overhead expenses, shall not be reimbursable unless otherwise agreed to in writing by Company.

6.Written Reports. The Company may request that project plans, progress reports and a final results report be provided by Contractor on a monthly or other periodic basis that Company may request in writing. A final results report may be due, at Company's request, at the conclusion of the Agreement and shall be submitted to the Company in a confidential written report at such time. The plans, progress reports, and results reports shall be in such form and setting forth such information and data as is reasonably requested by the Company.

7.Inventions. Any and all inventions, discoveries, developments and innovations conceived by the Contractor during this engagement relative to the duties under this Agreement shall be the exclusive property of the Company; and the Contractor hereby assigns all right, title, and interest in the same to the Company. Any and all inventions, discoveries, developments and innovations conceived by the Contractor prior to entering into the Original Contractor Agreement and utilized by him in rendering duties to the Company are hereby licensed to the Company for use in its operations and for an infinite duration. This license is non-exclusive and may be assigned without the Contractor's prior written approval by the Company to a parent, affiliate, successor, or wholly-owned subsidiary of Company.

8.Confidentiality. The Contractor acknowledges that during the Term they will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company's business and product processes, methods, customer lists, accounts and procedures. The Contractor agrees that they will not disclose any of the aforesaid, directly or indirectly, or use any of the information in any manner, either during the Term or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Contractor or otherwise coming into their possession, shall remain the exclusive property of the Company. The Contractor shall not retain any copies of the foregoing without the Company's prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Contractor shall immediately deliver to the Company all such files, records , document s, specifications, information, and other items in their possession or under their control.

9.Conflicts of Interest. The Contractor represents that he is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Contractor and any third party. Further, the Contractor, in rendering his Services shall not utilize any invention, discovery, development, improvement, innovation. or trade secret in which he does not have a proprietary interest or is not otherwise authorized to use.

I0.Non-Competition/Non-Solicitation

For purposes under this Section:

“BUSINESS ENTERPRISE” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (other than the Company) that derives or has stated its intent to derive a majority (fifty percent (50%) or more) of its revenues from the solar energy industry, but not including Solar Tech Energy Systems, Inc.

“NON-COMPETE CONDITIONS” will be deemed to be met only if (1) Contractor is terminated by the Company for Cause, and the Company is not in breach of any of its obligations under the Agreement, or

(2) if contractor terminates the agreement without cause.

“NON-COMPETE TERM” means the period during the Term of this Agreement and, if the Non Compete Conditions are satisfied, such Non-Compete Term shall be extended through the date ending one year following the date of termination.

Contractor acknowledges and agrees that as a Contractor and representative of the Company, Contractor will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Contractor acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Contractor and these persons or entities. Contractor also acknowledges that this creates a high risk and opportunity for Contractor to misappropriate these relationships and the goodwill existing between the Company and such persons. Contractor acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

Contractor acknowledges and agrees that, in exchange for his services under this Agreement, he will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the Term of this Agreement. Therefore, during the Non-Compete Term, Contractor will not, directly or indirectly, provide the same or substantially the same services that he provides to the Company to any Business Enterprise, as defined herein, without prior written consent, which will not be unreasonably withheld. This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venture or equity owner in, any such Business Enterprise; PROVIDED, HOWEVER, that the foregoing shall not restrict Contractor from holding up to 5% of the voting power or equity of one or more public companies.

During the Non-Compete Term, Contractor will not, either directly or indirectly, call on, solicit or induce any other executive, officer, employee, or independent contractor of the Company or its affiliates with whom Contractor had contact, knowledge of, or association with in the course of this Agreement with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting or hiring any executive or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

11.Right to Injunction. The parties hereto acknowledge that the Services to be rendered by the Contractor under this Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, unusual , and extraordinary character which gives them a peculiar value, the loss of which cannot  be reasonably or  adequately compensated  by damages in any action at law, and the breach by the Contractor of any of the provisions of this Agreement will cause the Company irreparable injury and damage. The Contractor expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Contractor. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise. The various rights and remedies of the Company under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

12.Merger. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity. In the event of the sale of the Company or substantially all its assets, the purchaser thereof shall assume the Company's obligations under this Agreement.

13.Termination. The Company may terminate this Agreement for Cause, by giving 30 days' written notice to the Contractor. Cause, as applied herein, shall apply if the Contractor (i) is convicted of any crime or offense, (ii) fails or refuses to comply with the written policies or reasonable directive of the Company after being provided written notice and 30 days' opportunity to cure such noncompliance,{iii) is guilty of serious misconduct in connection with performance hereunder, or (iv) materially breaches provisions of this Agreement. Contractor may terminate the contract at any time, without cause, by giving 30 days written notice to the Company. The Company and Contractor may terminate the contract at any time, effective immediately, by mutual assent of the Company and Contractor.

14.Independent Contractor. This Agreement shall not render the Contractor an employee, partner, agent of, or joint venture with the Company for any purpose. The Contractor is and will remain an independent contractor in their relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Contractor's compensation hereunder. The Contractor shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. Further, during the period that Willson serves on the Board of Directors and/or as Acting President/CEO , to the extent permitted by applicable law, Contractor shall continue to be deemed an independent contractor of the Company.

15.Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

16.Choice of Law. The Jaws of the state of Nevada shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto and any disputes under this agreement are subjected to the exclusive jurisdiction of the courts of the Southern District of the State of California or the state courts located in San Diego County, CA.

17.Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including determination of the scope of applicably of this agreement to arbitration, shall be determined by arbitration in San Diego, California before one arbitrator. The arbitration shall be administered by JAMS pursuant to JAMS Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause does not preclude the parties form seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

18.Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

19.Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

20.Assignment. The Contractor shall not assign any of their rights under this Agreement or delegate the performance of any of their Services hereunder, without the prior written consent of the Company.

21.Notices. All notices hereunder shall be in writing and shall be sent by registered mail or certified mail, return receipt requested, postage prepaid and with receipt acknowledged, or by hand (to an officer if the party to be served is a corporation), or by facsimile or by e-mail, all charges prepaid, at the respective addresses set forth below. Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided herein. The date of  making of personal service or of mailing or transmission via facsimile, or transmission  via e-mail,  whichever shall be first,  shall be deemed  the date of service, except that notice of change of address shall be effective only form the date of its receipt.

22.Modification or Amendment. No amendment, change, or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

23.Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

24.Unenforceability of Provisions. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

25.Indemnification. Contractor hereby indemnifies Company and holds Company harmless against any damages, liability, costs, expenses and fees (including reasonable attorney's fees and court costs) incurred as a result of or in connection with any claim or proceeding against Company arising out of any breach by Contractor of any warranty, representation or covenant contained in Section 26 herein. Contractor agrees to pay Company on demand any amounts for which Contractor may be responsible under the foregoing indemnity.

26.Representations and Warranties By Contractor. The Contractor represents and warrants to the Company that, as of the date of this Agreement:

a.Contractor has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of the obligations in this Agreement.

b.Contractor's entering into this Agreement with the Company and their performance of all of their obligations do not and will not conflict with or result in any breach or default under any other agreement to which they are subject.

c.Contractor has the required skill, experience and qualifications to perform Services in connection with this Agreement, they shall perform the services in connection with this Agreement in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and they shall devote resources as outlined in Addendum A and use best efforts to ensure that the Services in connection with this Agreement are performed in a timely and reliable manner.

d.The Company, upon full compliance with its obligations here under, including payment and other compensation obligations, will receive good and valid title to the products resulting from this Agreement, if any, free and clear of all encumbrances and liens of any kind.

e.If applicable, the periodic design documents and reports shall be the Contractor's original work (except for material in the public domain or provided by the Company) and, to the best of their knowledge, do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

f.Contractor fully understands that the Company has a limited net worth.

g.Contractor acknowledges receipt of such information as they deem necessary or appropriate as a prudent and knowledgeable investor in evaluating the Shares issued as compensation.

h.Contractor understands that there exist inherent risks in accepting the Shares as compensation, which risks include, but are not limited to, the lack of liquidity of the Shares, and the Company's lack of history. Contractor agrees to accept all risks associated with accepting the Shares as compensation.

1.Contractor understands that the Company's business is, by its nature, speculative; that Contractor is aware that the financial resources of the Company are extremely limited and that it is very likely that the Company will require additional capital, and there is no assurance that such capital will be available if necessary; that Contractor is familiar with the high degree of risk that is involved in the Company's business, and that Contractor is financially able and willing to accept the substantial risk involved in such investment, including the risk of loss of the entire amount invested.

j.Contractor understands that the Shares have not been registered for sale under federal or state securities laws and that said securities are being issued to Contractor pursuant to a claimed exemption from the registration requirements of such laws which is based upon the fact that said securities are not being offered to the public. Contractor understands that in order to satisfy such requirement they must be acquiring the Shares with no view to making a public distribution of said securities and the representations and warranties contained in this Section are given with the intention that the Company may rely thereon for purposes of claiming such exemption; and that they understand that they must bear the economic risk of their investment in the securities for a substantial period of time, because the securities have not been registered under the federal or state securities laws, and cannot be sold unless subsequently registered under such laws, or unless an exemption from such registration is available.

k.Contractor represents that they are acquiring the securities for their own account and for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of l 933, as amended. Contractor agrees that the Shares will not be offered for sale, sold or otherwise transferred for value and that no transfer thereof will be made by the Contractor unless (a) a registration statement with respect thereto has become effective under the Securities Act of 1933, as amended, or (b) there is presented to the Company an opinion of counsel for Contractor reasonably satisfactory to the Company that such registration is not required. Contractor further agrees that the securities will not be offered for sale, sold or otherwise transferred unless , in the opinion of legal counsel for the Company, such sale or disposition does not and will not violate any provisions of any federal or state securities law or regulation.

27.Acknowledgement of Binding Agreement. Contractor and Company acknowledge that this is a binding legal agreement and that Contractor and Company have read each page of this Agreement prior to its execution and that Contractor and Company fully understand its meaning and effect. Contractor and Company acknowledge and agree that Contractor and Company have had the opportunity to have this Agreement reviewed by counsel or has expressly elected to forego such review, and that by signing this Agreement, Contractor and Company intend to be legally bound by all its terms.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties agree that email/facsimile signatures shall be effective.

For NeoVolta Inc.	For Contractor: Canrnore International Incorporated

/s/ Steve Bond	/s/ Brent Willson
Name: Steve Bond	Narne: Brent Willson
Title: CFO, NeoVolta Inc	Title: President

Addendum A: Description of Services

Position:

Independent Contractor. Duties and services to be provided by Brent Willson ("Willson").

Responsibilities:

Assist in the design, regulatory approval and commercialization of company products.

Miscellaneous Terms:

All compensation will be on a 1099 basis, rather than W-2. Contractor will be an Affiliate of NeoVolta, Inc., subject to the same insider restrictions as management. As Contractor will not be a W-2 employee, no vacation pay or contractual bonuses will apply.

Milestones for 2,250,000 shares:

Milestone l	Design, Engineer, and submit for certification two-battery augmentations system (NV24) to the NV14 residential Energy Storage System ESS)	750,000 Shares
Milestone 2	Sell a minimum of 300 NV14s in 2020	750,000 Shares
Milestone 3	Obtain a Distribution Agreement with distributor who purchases a minimum of 500 1 NV14s through 2021	750,000 Shares